EXHIBIT 10.67
KEY TERMS OF COMPENSATION ARRANGEMENT

NAME:	Matthew K. McCauley

TITLE:	Chief Executive Officer

BASE SALARY:	$645,000

BONUS PLAN:	Target payout at 85% of base salary. Effective January 17, 2006, target payout at 100% of base salary.

HEALTH BENEFITS:	Medical, dental and vision insurance.

401K:	4% match, eligible after 6 months.

MANAGEMENT CHANGE OF CONTROL PLAN:	If involuntary termination, but not for
death, disability or cause, at any time
within 18 months following the change of
control, eligible to receive a payment equal
to three times annual salary and a pro-rated
bonus, in a single lump sum payment, less
applicable taxes, and benefits coverage for
18 months.

MANAGEMENT SEVERANCE PLAN:	Eligible to receive a severance payment
equal to 50% of gross base salary if
involuntarily terminated other than for
death, disability or cause, to be paid in
equal monthly installments over the 12-month
period.